HIGHLY CONFIDENTIAL
Presentation to
Project Perseus’ Board of Directors
Regarding an Overview of the Project Perseus Process
August 17, 2005

Project Perseus

Process Summary

■	Bear Stearns initially contacted 79 potential buyers

	•	16 strategic buyers

	•	56 US financial sponsors

	•	7 European financial sponsors

■	40 potential buyers signed confidentiality agreements and received a copy of the Project Perseus Executive Summary

	•	10 strategic buyers

	•	28 US financial sponsors

	•	2 European financial sponsors

■	We received five preliminary indications of interest for the entire company

	•	Prides Capital: $12.50–$14.00	•	*: $10.50–$11.00

	•	*: $12.00–$14.00 (indicated more interest in non-Rep business)	•	*: $10.75

	•	*: $10.50–$12.00

■	In addition, we received several indications from five parties who were interested only in certain parts of the Company

	•	*	•	* (Rep only)

	•	*	•	* (Financial and Distribution only)

	•	*

Confidential	1

* Information has been omitted pursuant to a request for confidential treatment; this material has been filed separately with the SEC.

Project Perseus

Summary of Initial Bids

($ in millions, except $ per share)
			Implied	Implied
			Equity	Enterprise
Bidder	Bid	% Premium(1)	Value	Value	Comments
*	$12.50–$14.00	16.5%–30.5%	$264–$302	$317–$354	Indicated it has followed the business over past few years but declined after management presentation unless it could be paired with a strategic bidder.

Prides Capital	$12.05–$14.00	12.3%–30.5%	$253–$302	$306–$354	Did not formally bid due to 13D filing regulations but discussed valuation with Bear Stearns. Believes the business is worth 15-25% higher than their net cost of $11.20, or a valuation of $12.90 to $14.00 per share. Alternatively, Prides said they believe the business is worth 8.5x — 9.5x EBITDA of $36 million, or $12.05 to $13.51 per share.

*	$10.50–$12.00	(2.2%)–11.8%	$220–$252	$273–$305	Interested in acquiring the entire company.

*	$10.50–11.00	Market	$220–$231	$273–$283	Interested in acquiring the entire company. Intent was to have a market to slight premium to market bid.

*	$10.75	Market	$226	$278	Interested in acquiring the entire company at market price.

*	Financial & Distribution Services			*	Interested in purchasing the Financial & Distribution Services segment for a value of *.

	Distribution Services			*	Would also purchase Distribution Services only for *.

*					Interested in Distribution, Reservation and Financial Services.

*					Interested in Representation Services.

*					Interested in Representation Services. Also mentioned it would consider partnering with a financial sponsor to purchase the whole business (equity interest would be a minority stake) along with a commercial relationship.

*					Interested in Representation Segment.

(1)	Based on stock price of $10.73 on June 27, 2005 (date bids were received).

Confidential	2

*	Information has been omitted pursuant to a request for confidential treatment; this material has been filed separately with the SEC.

Project Perseus

Process Summary

■	After receiving preliminary indications of interest, six potential buyers were invited and proceeded to the second round

	•	Buyers interested in whole company

		-	Prides Capital

		-	*

	•	Buyers interested in whole or in parts of the Company (with specific interest noted)

		-	*—Distribution, Reservation and Financial

		-	*—Representation

		-	*—Representation

		-	*—Representation

■	Management has made formal presentations to each of the interested buyers and has given each party access to the online data room

■	Bear Stearns coordinated follow-up due diligence information and meetings with each of the buyers

Confidential	3

*	Information has been omitted pursuant to a request for confidential treatment; this material has been filed separately with the SEC.

Project Perseus
Status Update

Name	Segment Interest	Still in Process?	Status Report
Prides Capital	Entire Company	Yes	■	Continuing due diligence; very active in data room and follow-up questions

			■	Suggested a bid at lower end of range absent a strategic partner and a possible bid at higher end of range if introduced to a value-added strategic partner

*	Entire Company	No	■	Backed out of process subsequent to the management presentation

			■	Really likes the business, but backed off of initial valuation; believes
Company is trading at a premium to its true value

			■	Interested in re-engaging if introduced to strategic partner or if stock price falls

*	Distribution,	No	■	Backed off after management presentation to sort through internal issues
	Representation			(business lacked compelling fit)
and Financial

			■	Has since indicated interest to continue diligence and examine “carve out”
financials

*	Representation	No	■	Initially examined the entire company and went into process with potential intention to preempt the process

			■	After extensive due diligence, indicated either interested in representation only or investing alongside with a financial sponsor (minority stake) with a corresponding business agreement between Pegasus and *

			■	In latest call indicated timing is not right, but may have future interest in Rep if current buyer decides to divest it

*	Representation	No	■	Initially examined the entire company but quickly determined interest is in
Representation only

			■	Declined to pursue further but indicated valuation analysis for rep segment ranged from *

*	Representation	Yes	■	Entered process a bit late, but has an interest for Representation segment

Confidential	3
* Information has been omitted pursuant to a request for confidential treatment; this material has been filed separately with the SEC.

Project Perseus
Feedback from Parties that Declined
We received common feedback from multiple parties with respect to their reasons for dropping out of our process.
■	Weak operating performance relative to the lodging/travel sector
•	Projected 2005 sales and EBITDA declining

•	Flat revenues and profits historically relative to projected growth and margin expansion

•	Growth driven by new product initiatives (HotelBook, uniqueHotels and SPARC) that have not been successful historically (Business Intelligence, Pegasus Central)

•	Significant effort required to achieve growth and margin targets
■	Not a compelling combination of businesses
•	Several parties were aligned to either the Representation Services or Technology Offerings

•	Lack of clear strategic fit with operations of strategic parties (too many additional parts)
■	Valuation at or below current market price
•	Company is trading at approximately 8.0x 2005 EBITDA (high relative to historical and near-term growth rates)
■	Timing of the process was inconvenient
•	*

Confidential	4
* Information has been omitted pursuant to a request for confidential treatment; this material has been filed separately with the SEC.

Project Perseus
Travel Marketing and Distribution Valuations
($ in millions, except per share data)

					Enterprise Value/
		Stock	Equity	Enterprise	CY 2005E		CY 2006E		Price/Earnings				LT Growth	PEG
Company	Ticker	Price(1)	Value	Value	EBITDA		EBITDA		CY 2005E		CY 2006E		Rate	2005E
Online Travel Resellers
Expedia	EXPE	$21.44	$7,697.0	$7,443.7	11.2	x	9.6	x	18.4	x	17.3	x	16.0%	1.15	x
Priceline	PCLN	22.63	908.0	894.3	14.2		10.8		18.0		15.3		16.3	1.11
cTrip	CTRP	54.31	887.7	810.1	31.2		23.0		36.9		28.0		34.3	1.08
				Mean	18.9	x	14.5	x	24.4	x	20.2	x	22.2%	1.11	x
				Median	14.2		10.8		18.4		17.3		16.3	1.11

Travel Distributors
Cendant	CD	$20.54	$22,137.1	$26,436.1	9.5	x	8.0	x	14.6	x	12.3	x	12.4%	1.17	x
Sabre	TSG	18.79	2,464.2	2,272.2	5.7		5.2		12.5		11.8		10.0	1.25
				Mean	7.6	x	6.6	x	13.5	x	12.1	x	11.2%	1.21	x

Pegasus Solutions	PEGS	$11.13	$234.2	$282.6	9.2	x	8.0	x	25.9	x	21.4	x	10.0%	2.59	x
Based on OM					8.3		5.9

Note: Projections provided by FirstCall.
(1) As of August 15, 2005.

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Potential Buyers Contacted
     *
* Information has been omitted pursuant to a request for confidential treatment; this material has been filed separately with the SEC. (Two pages)